Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Interactive Strength Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A of Interactive Strength, Inc., of our report dated April 18, 2024, relating to the consolidated financial statements of CLMBR, Inc. as of December 31, 2023 and 2022 for the years then ended, (which report includes an explanatory paragraph relating to substantial doubt about CLMBR, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

June 26, 2024